Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of Agrify Corporation and Subsidiaries on Form S-8 (File Nos. 333-283453, 333-257340 and 333-265950) and on Form S-1 (File No. 333-282387) of our report dated April 15, 2024 with respect to our audit of the consolidated financial statements of Agrify Corporation and Subsidiaries as of December 31, 2023 and for the year ended December 31, 2023 appearing in the Annual Report on Form 10-K/A of Agrify Corporation and Subsidiaries for the year ended December 31, 2024.

/s/ Marcum llp

Marcum llp

Melville, NY

March 27, 2025